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                                                                   Exhibit 10.16

                                MERISANT COMPANY
                   KEY EXECUTIVE PERFORMANCE & RETENTION PLAN

                                SUMMARY OF TERMS

OBJECTIVES.

   - To provide incentive to KEY EXECUTIVES to grow EBITDA and increase shareholder value.

   - To provide a retention tool to retain KEY EXECUTIVES through a three year period of time.

EFFECTIVE DATE. September 1, 2003

ELIGIBLE PARTICIPANTS. KEY EXECUTIVES, defined as the Chief Executive Officer.

PLAN PAYOUT.

   - Payout is based on creating SHAREHOLDER VALUE and payment under this Plan will only occur in the event of a sale of the business, public offering or other event that results in the occurrence of a Distribution Date under the Tabletop Holdings, Inc. (TTHI) Stock Appreciation Rights Plan (SAR
      Plan). This Plan will not be funded prior to payout.

   - Payout under the plan will only occur if the Net Proceeds to the shareholders (Shareholders) of TTHI in respect of their Shares (as defined in the SAR Plan) (prior to payment under the Plan) exceeds $300M.

   - Net Proceeds is defined as the sum of (1) the aggregate proceeds received or to be received by the Shareholders in exchange for their Shares (or, in the event that less than 100% of the Shares are exchanged, the aggregate proceeds that the Shareholders would have received had 100% of the Shares been exchanged at the price per Share actually received or to be received by the Shareholders) and (2) the amount of any Interim Distributions (as defined in the SAR Plan) made after the Effective Date with respect to the Shares held by the Current Shareholders (as defined below) exchanged in the transaction(s) giving rise to the Distribution Date, provided that the Net Proceeds shall be calculated assuming that no payment is to be made under the Plan.

   - Net Proceeds beyond a $300M threshold increases the value of the Participant's long-term incentive award. The plan is uncapped.

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   -  The Plan pays at an increasing rate schedule as follows, with the full
      Payout Amount being referred to herein as the Payout Amount:

          $1.50 for every $100 dollars of net proceeds between $300M - $350M,

          $2.00 for every $100 dollars of net proceeds between $350M - $400M,

          $2.50 for every $100 dollars of net proceeds above $400M.

NET PROCEEDS TO SHAREHOLDERS :                                              $350M        $400M        $450M        $500M
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
INDIVIDUAL AWARD (ASSUMING ONE SALE OF ALL OF THE SHARES):                 $ .75M      $ 1.75M      $ 3.00M       $ 4.25M

   - The portion of the Payout Amount that shall be paid (subject to vesting) to Participant with respect to any Distribution Date (Actual Payout Amount) is determined by multiplying the Payout Amount times a percentage determined by dividing the number of Shares exchanged by the Current Shareholders in the transaction(s) giving rise to the Distribution Date by the aggregate number of Shares issued and outstanding immediately prior to such transaction(s).

   - As used herein "Current Shareholder" means any person or entity who is the holder of record of Shares on the Effective Date and any permitted transferee (other than TTHI) of such person or entity pursuant to Section 3(b) of the TTHI Shareholders Agreement dated as of March 17, 2000.

PLAN ELIGIBILITY. Participant is required to be employed by the Company on September 1, 2003 and to be continuously employed by the Company until the date on which the Participant becomes vested, as set forth below (Plan Period).

VESTING.

   - Participant will become fully vested with respect to 100% of the Actual Payout Amount, if any, at the earlier of September 1, 2006 and the date that is 12 months after a Change in Control (as defined in the SAR Plan).

   - Upon the involuntary termination of the Participant's employment by the Company (prior to Participant becoming fully vested as set forth in the preceding bullet) other than for Cause (as defined in the SAR Plan), Participant will become vested with respect to a percentage of the Actual Payout Amount, if any, equal to the number of months that Participant has been employed by the Company since September 1, 2003 (rounded up or down to the nearest month if the termination is on or after the 15th of a month or before the 15th of a month, respectively) divided by 36 and will not be eligible to receive, and shall have no rights with respect to, the remaining portion of any Actual Payout Amount.

   - Notwithstanding the preceding bullet, upon the involuntary termination of the Participant's employment by the Company (prior to Participant becoming fully vested as set forth in the first bullet above) other than for Cause during the 12 month period following a Change in Control, Participant will become fully vested with respect to 100% of the Actual Payout Amount.

      The Participant will not be eligible for a payment under this Plan and all of the Participant's rights hereunder shall terminate if the Participant resigns voluntarily or is terminated for Cause before the end of the Plan Period.

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PAYMENT OF AWARDS. Subject to the remainder of this Section, any payout hereunder will be made promptly after the Distribution Date. For a payout to be made, the following requirements must be met:

   - PARTICIPANT HAS MET THE PLAN ELIGIBILITY REQUIREMENT AS SET FORTH ABOVE UNDER PLAN ELIGIBILITY

   - THE PARTICIPANT'S RIGHTS UNDER THE PLAN HAVE VESTED AS SET FORTH ABOVE UNDER VESTING

The amount of any payout under the Plan shall be the percentage of the Actual Payout Amount with respect to which Participant's rights hereunder have vested (as set forth under Vesting above) on the Distribution Date

If Participant's rights hereunder have not vested on a Distribution Date, there has been a Change in Control and Participant's rights vest within 12 months after the date of such Change in Control, then the Company shall pay the percentage of the Actual Payout Amount relating to such Distribution Date with respect to which Participant's rights hereunder have so vested promptly after such vesting date, as though Participant had been so vested on such Distribution Date.

Any payout under the Plan may be made, as determined by the Compensation Committee in its sole discretion, either in cash, Shares or such other form of non-cash consideration, if any, as is received by the Shareholders in the transaction that occurred on the Distribution Date or in a combination of cash, Shares and such other non-cash consideration.

ADMINISTRATION AND TERMINATION. The Compensation Committee of the Board of Directors of the Company shall administer and interpret the Plan. The Committee shall have the powers set forth in Article III of the SAR Plan with respect to the Plan. All references hereunder to the SAR Plan and terms defined thereunder shall be to the SAR Plan as amended and modified from time to time, provided that no amendment or modification that adversely affects in any material way the rights of Participant hereunder shall be effective with respect to the Plan.

TERMINATION. This Plan shall terminate upon the payout of all amounts owed hereunder with respect to the Distribution Date after which no Current Shareholder holds any Shares held by such Current Shareholder on the Effective Date.

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